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                                                                   Exhibit 4.3.2

                             NUMATICS, INCORPORATED

                SENIOR SECURED TERM A NOTE DUE NOVEMBER 27, 2006

$11,654,000                                                   November 28, 2001

     FOR VALUE RECEIVED, the undersigned, Numatics, Incorporated (the "Company"), hereby promises to pay to AMERICAN CAPITAL STRATEGIES, LTD., or registered assigns (the "Holder"), the principal sum of ELEVEN MILLION SIX HUNDRED FIFTY-FOUR THOUSAND DOLLARS ($11,654,000) with interest thereon on the terms and conditions set forth in the Note Purchase Agreement (as defined herein), the payment of the principal and premium, if any, and interest on, this Note are secured pursuant to the terms of the Security Documents.

     Notwithstanding any provision to the contrary in this Note, the Note Purchase Agreement or any other agreement, the Company shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

     This Note is one of a series of Senior Secured Term A Notes (herein called the "Notes") issued pursuant to the Note Purchase Agreement, dated as of November 28, 2001 (as amended from time to time, the "Note Purchase Agreement"), among the Company, Numatics, GmbH, Numatics Ltd., the other loan parties signatory thereto, the Holder and American Capital Financial Services, Inc., and the Holder is entitled to the benefits thereof. All capitalized terms used but not defined herein shall have the meanings respectively ascribed to them in the Note Purchase Agreement. Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the provisions and to have made the representations and warranties set forth in Article 6 of the Note Purchase Agreement.

     This Note is transferable only by surrender hereof at the principal office of the Company in Highland, Michigan, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of this Note as shown in the register of the Company.

     This Note is also subject to mandatory and optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

     If an Event of Default as defined in the Note Purchase Agreement occurs and is continuing, the unpaid principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

     Payments of principal and interest on with respect to this Note are secured by the liens granted pursuant to the terms of the Security Documents.

     This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

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     IN WITNESS WHEREOF, this Senior Secured Term A Note is executed and delivered as of the date first set forth above.

                                        NUMATICS, INCORPORATED



                                        By: /s/ John H. Welker
                                            -----------------------------------
                                            John H. Welker
                                            Chief Executive Officer